Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

CHANNELL COMMERCIAL CORPORATION

Subsidiaries of the Registrant

December 31, 2004

Subsidiaries included in the 2004 consolidated financial statements of the Company are:

Percentage of Voting Power Held by the Company
Canada:

Channell Commercial Canada Inc.	100%

United Kingdom:

Channell Commercial Europe Limited	100%
AC Egerton Limited	100%
Channell Limited	100%
Fibercast Limited	100%

Asia/Pacific:

Channell Proprietary Limited	100%
Channell Limited	100%
Channell Bushman Pty Limited	75%
Bushman Group Pty Limited	75%
Australian Bushman Tanks Pty Limited	75%
Polyrib Tanks Pty Limited	75%
Bushman Engineering Pty Limited	75%
Channell Commercial Malaysia Sendirian Berhad	100%
Channell Hong Kong Limited	100%

Mexico:

Channell de Mexico SA de CV	51%